Exhibit 99.1

Contacts:
Third Wave Technologies                     Vida Communication
Rod Hise                                    Stephanie Diaz (investors)
(608) 663-4010                              (415) 885-2298

                                            Tim Brons (media)
                                            (646) 319-8981

For Immediate Release

               THIRD WAVE REPORTS FIRST-QUARTER FINANCIAL RESULTS
                Company's fundamentals and strategy remain strong

      MADISON, Wis., May 5, 2005--Third Wave Technologies Inc. (Nasdaq: TWTI) today reported financial results for the first quarter ended March 31, 2005.

      Third Wave reported total revenues of $7.1 million and a net loss of $4.4 million, or ($0.11) per diluted share, for the quarter ended March 31, 2005, compared to total revenues of $15.3 million and net income of $2.8 million, or $0.07 per diluted share, for the same period of 2004.

      The company reported clinical molecular diagnostic revenue of $3.1 million for the first quarter of 2005. U.S. clinical revenue increased 15% over the prior-year period. The sequential quarter-to-quarter decline in clinical revenue was due to the timing of large orders with certain labs in both the United States and Japan that totaled more than $1.0 million in revenue, a delay by the company's supplier of its new CFTR microfluidic format, and slower than anticipated customer adoption of the company's HCV ASRs due in large part to performance issues with Roche Diagnostics' MagnaPure sample preparation instrument. Both delays were temporary and the company believes each has been resolved.

      Third Wave reported gross margins of 72% for the quarter ended March 31, 2005, further demonstrating the power of the company's new operating model. The company's gross margin remained above 70% for the fifth consecutive quarter, despite a drop in revenue in this quarter. Total operating expenses were $11.6 million for the first quarter of 2005, compared to $11.8 million for the same period of 2004. General and administrative costs were higher due to patent litigation the company is prosecuting and consulting fees related to a study of the company's pipeline value and distribution options for its expanding molecular diagnostic product menu and pipeline.

      The company ended the first quarter of 2005 with cash, cash equivalents and short-term investments of $64.5 million.

      "Customer acceptance and support of Third Wave's molecular diagnostic products are growing and we are beginning to see the fruits of our investments in research and development, and sales distribution. This important progress is not apparent in a quarterly financial update, but we can see our traction in the marketplace," said John J. Puisis, president and chief executive officer of Third Wave. "The lower revenue for the quarter was the result of less research revenue, a temporary delay by the supplier of our new microfluidic format, and performance issues with Roche's MagnaPure instrument that put a short-term halt to the rollout of our HCV genotyping analyte-specific reagents.

      "As expected, our research revenue will continue to be lower than it has been historically," Mr. Puisis said. "We believe the temporary delays that impacted our molecular diagnostic revenue in the first quarter have been remedied."

Current Product Review

Genetics: Factor V Leiden, Factor II (prothombin) and others

      Third Wave's menu of Invader analyte-specific reagents (ASRs) for Factor V Leiden, Factor II (prothrombin) and others generated $2.1 million in the first quarter of 2005, compared to $1.8 million in the same period of 2004 and $2.4 million in the prior quarter. The company has secured three new accounts for this menu of ASRs in 2005 and remains on track to increase its market penetration by a total of approximately 15 accounts during the year. The total number of customers purchasing these ASRs is approximately 120. This category is expected to continue to grow and revenue should reach at least $10.0 million in 2005. The company also continues its progress towards obtaining FDA clearance of its Factor V Leiden and Factor II (prothrombin) products later this year.

Infectious Disease: HCV

      Third Wave's Invader HCV ASRs, which were released late in the second quarter of 2004, generated nominal revenue during the first quarter ended March 31, 2005. As described above, customer adoption and validation of the company's HCV ASRs has been slowed in large part by external factors. Roche Diagnostics, the market leader in HCV viral load testing, experienced product performance issues with its MagnaPure sample preparation instrument while moving its customer base to a new generation of HCV viral load reagents. The by-product of an HCV viral load test is used in conjunction with Invader HCV genotyping ASRs. As a result, Third Wave's efforts to convert customers to its HCV genotyping ASRs were slowed. Customers have indicated that Roche has fixed its product-related issues.

         Customer feedback and sentiment about the company's HCV ASRs remain very positive and the company anticipates that orders for its HCV genotyping ASRs will accelerate through 2005. The company has increased its HCV market penetration by four accounts during the first quarter and anticipates that approximately 25 other customers have begun or will begin validating its HCV ASRs during the second and third quarters of 2005. The company remains confident about the market potential of its HCV genotyping ASRs and expects to secure 40-50 customers in total during 2005 with an estimated annual run-rate of $7.0-8.0 million. Depending on the timing of customer validations, the company anticipates 2005 revenue of at least $5.0 million.

      Third Wave also expects that data from independent studies by well-respected thought-leaders of its HCV ASRs will be presented at the annual Clinical Virology Symposium being held May 8-11, in Clearwater Beach, Fla.

Genetics: CFTR

      Third Wave's Invader ASRs that enable laboratories to develop tests for cystic fibrosis gene detection (CFTR) generated $0.5 million in the quarter ended March 31, 2005, compared to $0.5 million in the same period of 2004 and $0.7 million in the prior quarter. The company's first-quarter revenue from CFTR ASRs does not include any revenue contribution from its new CFTR InPlex ASRs. The company experienced delays by its microfluidic-format supplier, but believes these delays have been remedied. These delays pushed back the release of the CFTR InPlex ASRs by several months. The company's new CFTR ASRs were previewed to customers at the annual meeting of the American College of Medical Genetics in March. Third Wave has added two new accounts with its traditional CFTR ASRs. The company anticipates that it will secure 20-30 additional accounts and that total CFTR ASR revenues, including those from the InPlex format, will reach at least $6.0 million in 2005.

Oncology: HPV

      Third Wave is continuing to rollout its ASRs for use by laboratories to develop tests for HPV. An independent study regarding its HPV ASRs was presented this week at the International Papilloma Virus Conference in Vancouver and is expected to be presented at the Clearwater Clinical Virology Symposium. The company will not estimate HPV market penetration or revenue until further customer feedback is obtained.

Molecular Diagnostic Pipeline Update

      Third Wave remains on track to meet the 2005 product release milestones it announced last November, including:

o The combination of the performance and flexibility of the Invader(R) chemistry with the sensitivity of a rudimentary form of PCR whose patents expired at the end of March. The coupling of these two fundamental chemistries will bring to customers the best of both. Third Wave believes this will provide the most robust chemistry combination for customers, enabling them to perform complicated molecular testing more simply and quickly. The company plans to leverage this new, proprietary chemistry aggressively, with an initial focus on the most significant molecular market: infectious disease.

o The release of ASRs for laboratories to develop tests for the human herpes virus family, including Herpes simplex viruses 1 and 2, cytomegalovirus, Varicella-Zoster virus, and Epstein-Barr virus. The company continues to expect that it will release these products during the second half of 2005.

o The company continues to develop, test and enhance products that include HCV detection and viral load, and HIV detection. It will announce more specific plans for these valuable product opportunities during the second half of 2005.

o The company will continue to develop new products in the emerging field of pharmacogenetics, focusing on genetic markers used to limit the risk to patients of adverse reactions to certain drug therapies. The company plans to secure FDA clearance in late summer or early fall of a novel test that can be used to identify patients at increased risk for adverse drug reactions to a major drug used to treat colorectal cancer.

o Third Wave is currently collaborating with LabCorp on a study using the Invader chemistry in the field of cytogenetics. This initial study leverages the company's aneuploidy ASRs and will provide insight about the company's potential to rival traditional cytogenetics techniques in this growing market.

o The company plans to announce additions to its molecular diagnostic product pipeline during the summer of 2005. The company also plans to provide further details about markets outside of the United States, as well as other opportunities to leverage the Invader chemistry.

2005 Guidance Update

         As the company has stated consistently, it is difficult to provide quarter-to-quarter clinical revenue guidance, given the infancy of Third Wave's presence in clinical molecular diagnostics, the number of new products and variability in the time required for laboratories to review and validate new tests. The company reiterates its previously issued guidance of $23.0-26.0 million for full-year 2005 clinical molecular diagnostic revenue based on current customer feedback. The company continues to anticipate growth in its coagulation-related business and increasing traction from its newer products.

         As the company indicated in past announcements, it expects a significant decline in research revenue in 2005, particularly in the second quarter, as the company transitions to next-generation projects with key researchers. After additional discussions with key research customers, the company anticipates that its research revenue for full-year 2005 will be at the low end of its previously issued guidance range of $10.0-15.0 million.

         "As with any company undertaking a complete makeover and transition, there are several moving pieces," Mr. Puisis said, "and given the fact that two years ago, Third Wave had virtually no clinical molecular diagnostic revenue, no clinical product pipeline, and essentially one customer, we have come a long way with our transition. We have hired great people throughout the ranks and our customers are giving us positive feedback on our products and pipeline. We are better positioned today than ever and are excited by our future prospects.

         "We remain focused on achieving $100 million of clinical molecular diagnostic revenue in the next three years," Mr. Puisis said. "We also continue to build and develop new products and capabilities that rival the top three players. Molecular diagnostics is an emerging, growing and valuable market, and we are positioning Third Wave very well to capture value."

Conference Call & Webcast

         Company management will host a conference call on Thursday, May 5, 2005, at 10 a.m. EST to discuss first-quarter 2005 results and ongoing corporate activities. Domestic callers should dial (888) 396-2298 and international callers should dial (617) 847-8708. The access code for both domestic and international callers is 33878972. Please dial in five to 10 minutes prior to the start of conference call. A live webcast and a replay of the conference call will be available at www.twt.com. The conference call, webcast and replay are open to all interested parties.

About Third Wave Technologies

         Third Wave Technologies is a leader in the development and marketing of molecular diagnostics for a variety of DNA and RNA analysis applications, providing physicians and researchers with superior tools to diagnose and treat disease. Third Wave's Invader(R) chemistry provides the company's customers with exceptional performance, scalability and ease of use. The company offers a number of clinical products based on its Invader(R) chemistry for genetic testing related to multiple disease areas. For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to the company's ability to bring new products to market as anticipated, the current regulatory environment in which the company sells its products, the market acceptance of those products, dependence on partners and customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property, the intellectual property of others and other risk factors identified in the documents Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of the Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                           --Financial Tables Follow--

                          Third Wave Technologies, Inc
                             Statement of Operations
                  (In thousands, except for per share amounts)
                                   (Unaudited)

                                                                Three Months Ended
                                                                     March 31,
                                                              2005               2004
                                                        ------------------  ----------------
Revenues:
   Product                                                         $6,914           $15,215
   License & royalty                                                   93                41
   Grant                                                              119                20
                                                        ------------------  ----------------
                                                                    7,126            15,276
                                                        ------------------  ----------------

Operating expenses:
   Cost of goods sold
     Product cost of goods sold                                     1,537             3,600
     Intangible and long-term asset amortization                      463               571
                                                        ------------------  ----------------
   Total cost of goods sold                                         2,000             4,171

   Research and development                                         2,465             2,673
   Selling and marketing                                            3,365             2,625
   General and administrative                                       3,779             2,357
                                                        ------------------  ----------------
                                                                    9,609             7,655
                                                        ------------------  ----------------

Total operating expenses                                           11,609            11,826
                                                        ------------------  ----------------

Loss from operations                                               (4,483)            3,450

Other income (expense):
   Interest income                                                    347               127
   Interest expense                                                   (89)              (57)
   Other                                                             (195)             (672)
                                                        ------------------  ----------------
                                                                       63              (602)
                                                        ------------------  ----------------
                                                        ------------------  ----------------

Net income (loss)                                                 ($4,420)           $2,848
                                                        ==================  ================

Net income (loss) per diluted share                                ($0.11)            $0.07

Weighted average diluted shares outstanding                        41,124            41,566


                          Third Wave Technologies, Inc
                                 Balance Sheets
                                   (Unaudited)

                                                            March 31,         December 31,
                                                              2005                2004
                                                        ------------------  ------------------
Assets:
   Cash, cash equivalents, and short-term investments             $64,531             $66,690
   Other current assets                                             6,570               7,281
   Equipment and leasehold improvements, net                        5,610               5,971
   Intangible assets, net of amortization                           3,770               4,146
   Goodwill and indefinite lived intangible assets                  1,497               1,497
   Other assets                                                     2,356               2,483
                                                        ------------------  ------------------
     Total assets                                                 $84,334             $88,068
                                                        ==================  ==================

Liabilities and shareholders' equity
   Accounts payable, accrued expenses and other                   $15,557             $14,781
   liabilities
   Deferred revenue                                                   542                 384
   Debt                                                            10,219              10,168
   Shareholders' equity                                            58,016              62,735
                                                        ------------------  ------------------
     Total liabilities and shareholders' equity                   $84,334             $88,068
                                                        ==================  ==================
